EXHIBIT 10.1

EIGHTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of June 29, 2007, is made by and between NETLIST, INC., a Delaware corporation, and NETLIST TECHNOLOGY TEXAS, L.P., a Texas limited partnership (each a “Borrower” and collectively, the “Borrowers”), on the one hand, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the other hand.

RECITALS

The Borrowers and Wells Fargo Business Credit, Inc., a Minnesota corporation (“WFBCI”), are parties to an Amended and Restated Credit and Security Agreement, dated as of December 27, 2003, as amended by a First Amendment to Amended and Restated Credit and Security Agreement, dated as of June 30, 2004, a Second Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of December 20, 2005, a Third Amendment to Credit and Security Agreement, dated as of February 14, 2006, a Fourth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of April 18, 2006, a Fifth Amendment to Credit and Security Agreement, dated as of July 28, 2006, a Sixth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of December 29, 2006, and a Seventh Amendment to Credit and Security Agreement, dated as of March 21, 2007 (as so amended, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

WFBCI has merged with and into Lender and Lender is the surviving corporation.

The Borrowers have requested that the Lender make certain additional amendments to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Defined Terms.

(a)           Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

(b)           The following definition set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

“Foreign Accounts Eligibility Period” means until July 31, 2008.

2.             Bank and Brokerage Statements.  A new clause (r) is hereby added to Section 6.1 immediately following clause (q) thereof as follows:

(r)            Monthly Bank and Brokerage Statements.  As soon as available and in any event within 20 days after the end of each month, the Borrowers will deliver to the Lender copies of their most recent bank and brokerage account statements together such additional information with respect thereto as the Lender may in its discretion require.

3.             Financial Covenants.  Section 6.2 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.2             Financial Covenants.

(a)           Minimum Book Net Worth.  The Borrowers will maintain at all times Netlist’s Book Net Worth, determined as at the end of each month, at an amount not less than $42,600,000.

(b)           Minimum Net Income (Maximum Net Loss).  The Borrowers will achieve, for each period described below, Net Income (or Net Loss) of not less than (or more than, as applicable) the amount set forth for each such period (numbers appearing between “< >” are negative):

Period	Minimum Net Income / Maximum Net Loss
7/1/07 – 9/30/07	<$1,500,000>
7/1/07 – 12/31/07	<$2,000,000>

(c)           Capital Expenditures.  The Borrowers will not incur or contract to incur Capital Expenditures of more than $6,000,000 in the aggregate during the fiscal year ending December 31, 2007.

(d)           Stop Loss.  The Borrowers will not, during any single month or in any two consecutive months during the periods indicated below, suffer a Net Loss in excess of the amounts indicated in the table below opposite the applicable period:

Period	Maximum One Month Net Loss	Maximum Two Consecutive Months Net Loss
7/1/07 – 10/31/07	<$600,000>	<$900,000>
11/1/07 and thereafter	<$400,000>	<$700,000>

(e)           Intentionally Deleted.

(f)            Minimum Liquidity.  The Borrowers will maintain at all times, determined as of the end of each month, the sum of their cash and cash equivalents at an amount not less than $20,000,000.

4.             Replacement Exhibit C.  Exhibit C attached to the Credit Agreement is hereby replaced with Exhibit C attached to this Amendment.

5.             No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

6.             Amendment Fee. The Borrowers shall pay the Lender a fully earned, non-refundable fee in the amount of $50,000 (“Amendment Fee”) in consideration of the Lender’s execution and delivery of this Amendment.  The Amendment Fee shall be due and payable as follows: (i) $25,000 upon execution of this Amendment; and (ii) $25,000 upon the earlier to occur of (x) January 31, 2008 or (y) the Termination Date; provided that the second installment of the Amendment Fee shall be waived if no Event of Default has occurred and is continuing as of December 31, 2007.

7.             Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)           The first installment of the Amendment Fee; and

(b)           Such other matters as the Lender may require.

8.             Representations and Warranties. Each Borrower hereby represents and warrants to the Lender as follows:

(a)           Such Borrower has all requisite power and authority to execute this Amendment, to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by such Borrower and constitute the legal, valid and binding obligation of such Borrower, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by each Borrower of this Amendment has been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the articles of incorporation or by-laws of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9.             References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

10.           No Waiver.  The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

11.           Release.

(a)           Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  Each Borrower certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b)           Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, they will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

12.           Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a loan to the Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, and the Amendment Fee.

13.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION Through its Wells Fargo Business Credit		NETLIST, INC.
operating division		By:	/s/ Chun K. Hong
Name: Chun K. Hong
Its: President
By	/s/ Josephine Camalian
Name: Josephine Camalian
Its Vice President		NETLIST TECHNOLOGY TEXAS L.P.
By: Netlist Holdings GP, Inc., its general partner

		By:	/s/ Chun K. Hong
Name: Chun K. Hong
Its: President